Exhibit 99.2

Early Settlement of Tender Offer and Call for Redemption of its
Senior Secured Notes due 2017

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 7, 2013

Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) today announced that the consent deadline with respect to its previously announced cash tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding 7.875% Senior Secured Notes due 2017 (the “2017 Notes”) occurred on October 4, 2013 at 5:00 p.m., New York City time (the “Consent Deadline”). As of the Consent Deadline, according to information provided by the tender agent, holders of $387,319,000, or approximately 73.78%, of the total outstanding principal amount of the 2017 Notes tendered their notes and provided consents. The consents received are sufficient to effect the proposed amendments to the indenture governing the 2017 Notes and the release of the collateral securing the 2017 Notes.
Titan elected to exercise its early settlement election described in the Offer to Purchase and Consent Solicitation Statement, dated September 23, 2013 (the “Offer to Purchase”), relating to the Tender Offer. Holders of the 2017 Notes who validly tendered at or prior to the Consent Deadline will receive today (the “Early Settlement Date”) the total consideration of $1,064.50 per $1,000 principal amount of 2017 Notes validly tendered at or before the Consent Deadline and accepted in the Tender Offer, which includes a consent payment of $50.00 for each $1,000 principal amount of 2017 Notes, plus accrued and unpaid interest from the last interest payment date for the 2017 Notes to, but not including, the Early Settlement Date.
Titan also announced today that, in accordance with the redemption provisions of the indenture governing the 2017 Notes, it has called for redemption all 2017 Notes that are not validly tendered by the expiration of the Tender Offer at 12:00 midnight, New York City time, on October 21, 2013. The 2017 Notes will be redeemed on November 6, 2013.
Holders of 2017 Notes who validly tender their notes after the Consent Deadline but before the expiration of the Tender Offer will receive only the tender offer consideration of $1,014.50 per $1,000 principal amount of notes validly tendered, plus accrued and unpaid interest from the last interest payment date for the notes to, but not including, the purchase date therefor.
Titan’s obligation to accept any notes tendered and to pay the consideration for them is set forth solely in the Offer to Purchase and related Letter of Transmittal. The Tender Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, Titan may amend, extend, or, subject to certain conditions, terminate the Tender Offer.
Titan has engaged Goldman, Sachs & Co. as sole Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 902-6941.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 470-4300 (for noteholders).
This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the 2017 Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that Titan has distributed to holders of the 2017 Notes. The tender offer and consent solicitation are not being made to holders of the 2017 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2012. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all-terrain vehicles) applications.

Contact: Krista Gray, Director of IR & Communications
krista.gray@titan-intl.com; 217-221-4773